                                                                EXHIBIT 10.16

                                January 19, 1999



Intel Corporation
2200 Mission College Boulevard
Santa Clara, California 95052-8119

     Re:  NorthPoint Communications, Inc.-Information Rights After IPO

Ladies and Gentlemen:

          This letter will confirm our agreement that effective upon the signing of that certain Amended and Restated Series C Preferred Stock Purchase Agreement, dated as of January 19, 1999 (the "Amended Agreement"), by and between, among others, Intel Corporation ("Intel") and NorthPoint Communications, Inc. ("NorthPoint"), and in consideration for the termination of the Series C Preferred Stock Purchase Agreement, dated as of June 26, 1998 (the "Original Agreement"), Intel shall receive from NorthPoint, upon the termination of the information rights set forth in Section 7.1 of the Amended Agreement, copies of NorthPoint's 10-K's, 10-Q's, 8-K's and Annual Reports to Shareholders promptly after such documents are filed with the Securities and Exchange Commission.

                                 Very truly yours,

                                 NORTHPOINT COMMUNICATIONS, INC.


                                 By:    /S/ Henry P. Huff
                                        -----------------------------------

                                 Title:  Chief Financial Officer
                                        -----------------------------------

Agreed and accepted:
-------------------

INTEL CORPORATION

By:    /S/ INTEL CORPORATION
       ---------------------------

Title: ------------------------
recognizes that a portion of such Information may be of interest to the Company. Such Information may or may not be known by the Intel Representative. The Company, as a material part of the consideration for Intel's investment, agrees that Intel and the Intel Representative shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Intel's ability to pursue opportunities based on such Information or that would require Intel or the Intel Representative to disclose any such Information to the Company or offer any opportunity relating thereto to the Company.

          2.  Termination of Board Observer Rights.  The foregoing Board
              ------------------------------------
observer rights shall terminate and be of no further force or effect upon the consummation of the sale of the Company's securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public.

          3.  Confidentiality.
              ---------------

          (a) Disclosure of Terms.  The terms and conditions of Intel's
              -------------------
investment in the Company (the "Financing Terms"), including the existence of
                                ---------------
any of the agreements entered into by Intel in connection therewith, shall be considered confidential information and shall not be disclosed by Intel or the Company except in accordance with the provisions set forth below.

          (b) Press Releases, Etc.  Within 60 days of the closing of Intel's
              -------------------
investment in the Company (the "Closing"), the Company may issue a press release
                                -------
disclosing that Intel has invested in the Company; provided that the release does not disclose any of the Financing Terms and is approved in advance in writing by Intel. Intel, at its sole discretion, may provide an executive quote or other material regarding its investment in the Company. No other announcement regarding Intel in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without Intel's prior written consent.

          (c) Permitted Disclosures.  Notwithstanding the foregoing, (i) Intel
              ---------------------
or the Company may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations; (ii) Intel or the Company may disclosure (other than in a press release or other public announcement described in subsection (b)) solely the fact that Intel is an investor in the Company to any third parties without the requirement for the consent of Intel or the Company or nondisclosure obligations; and (iii) Intel may disclose its investment in the Company and the Financing Terms to third parties or to the public at its sole discretion and, if it does so, the Company shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by Intel.

          (d) Legally Compelled Disclosure.  In the event that Intel or the
              ----------------------------
Company is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of Intel's investment in the Company, the existence of any of the agreements entered into by Intel in connection therewith or any of the Financing Terms in contravention of the provisions of this Section 3, such party (the "Disclosing
                                                                    ----------
Party") shall provide the other party (the "Non-Disclosing Party") with prompt
-----                                       --------------------
written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other party) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which it is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the Non-Disclosing Party.

          (e) Other Information.  The provision of this Section 3 shall be in
              -----------------
addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by Intel or the Company with respect to the transactions contemplated hereby. Additional disclosures and exchange of confidential information between the Company and Intel (including, without limitation, any exchanges of information with the Intel Representative) shall be governed by the terms of the CNDA and any Confidential Information Transmittal Records provided in connection therewith.

          (f) Other Stockholders.  The Company shall use its best efforts to
              ------------------
ensure that its other stockholders abide by the terms of this Section 3.

          4.  Additional Representations and Warranties.  Except as set forth on
              -----------------------------------------
the updated Schedule of Exceptions attached as Exhibit A to the Compliance Certificate of even date herewith, the Company hereby represents and warrants to Intel as follows:

          (a) Patents and Other Intangible Assets.  To the Company's knowledge,
              -----------------------------------
the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. To the Company's knowledge, no third party has any ownership right, title, interest, claim in or lien on any of the Company's patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes, and the Company has taken, and in the future the Company will use commercially reasonable efforts to take, all steps reasonably necessary to preserve its legal rights in, and the secrecy of, all its patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes, except for those for which disclosure is required for legitimate business or legal reasons. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any patent, trademark, service mark, trade name, copyright, trade secret, information, proprietary right or process or any other property or rights. To the Company's knowledge, the Company has not violated or infringed, and isn't currently violating or infringing, any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights or processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for the Company or to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, the Rights Agreement or the Co-Sale Agreement, nor the carrying on of the Company's business by the employees or consultants of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company. To the Company's knowledge, at no time during the conception or reduction of any of the Company's patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights or process to practice was any developer, inventor or other contributor to such patents operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company's rights in such patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes.

          (b) Tax Matters.  The provisions for taxes in the Financial Statements
              -----------
are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable federal, state or local governmental agency. The Company has duly filed all federal, state, county and local tax returns required to have been filed by it and paid all taxes shown to be due on such returns. There are in effect no waivers of applicable statues of limitations with respect to taxes for any year.

          5.  Expenses.  At the closing of Intel's investment in the Company,
              --------
the Company shall pay the reasonable fees and expenses of one special counsel to Intel incurred with respect to this letter agreement, the Purchase Agreement, the documents referred to therein and the transactions contemplated thereby and hereby, provided the Company shall not be obligated to pay any such fees and expense to the extent they exceed $10,000.

          6.  Inspection Rights.  The Company hereby agrees that Intel shall
              -----------------
have standard inspection rights.

          7.  Protective Rights.  If, after the closing date of Intel's
              -----------------
investment in the Company, the Company grants to any purchaser of the Company's Preferred Stock terms more favorable than the terms under which Intel has made its investment (including, but not limited to, liquidation preference provisions, price-based anti-dilution protection, superior voting rights and superior registration rights), then the Company shall take such action as may be necessary to grant Intel such equivalent rights. This Section 7 shall terminate and have no further force or effect after such time following July 1, 1998 as the Company shall have sold shares of its Preferred Stock having a value, in the aggregate (including all Shares sold under the Purchase Agreement), of $14 million.

          8.  Common Stock Purchase Agreement.  The Company hereby agrees that
              -------------------------------
the terms contained in Section 3(d) beginning with the phrase, "provided, however" until the end of such section of those certain Common Stock Purchase Agreements dated as of June 4, 1997 between the Company and each Founder (as defined in the Co-Sale Agreement), will not apply to or be enforced against Intel in connection with any right of first refusal granted to Intel in the Co-Sale Agreement.

          9.  Indemnification Pursuant to Rights Agreement.
              --------------------------------------------

          (a) Limitation on Indemnification to the Company.  The Company hereby
              --------------------------------------------
agrees that, notwithstanding Section 1.12 of that certain Third Amended and Restated Rights Agreement dated as of June 26, 1998 among the Company, a majority of the holders of the Registrable Securities (as defined therein) and Morgan Stanley Bridge Fund L.L.C. (the "Rights Agreement"), Intel's obligation
                                        ----------------
to indemnify or contribute any amounts to the Company, any Holder (as defined in the Rights Agreement), any director, officer or control person of the Company, any underwriter or any other person under Section 1.12 of the Rights Agreement shall be limited to the net proceeds received by Intel in the registered offering in which the indemnification or contribution obligation arose.

          (b) Amendment to the Rights Agreement.  The Company hereby agrees that
              ---------------------------------
it will use its best efforts to amend the Rights Agreement by September 30, 1998 so that the indemnification or contribution obligations of all Holders (including Intel) pursuant to Section 1.12 of the Rights Agreement are limited to the net proceeds received by any such Holder in the registered offering in which the indemnification or contribution obligation arose.

          10.  Definitions.  Capitalized terms used herein but not otherwise
               -----------
defined shall have the meanings assigned to such terms in the Purchase
Agreement.


                            [Signature Pages Follow]

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          Very truly yours,

                            NORTHPOINT COMMUNICATIONS, INC.

                            By:  _____________________________

                            Title:  ___________________________


Accepted and agreed:
-------------------

INTEL CORPORATION

By:  ____________________________

Title:  ___________________________



                    SIGNATURE PAGE TO NORTHPOINT SIDE LETTER